Exhibit (a)(5)(P)

Robert S. Green (State Bar No. 136183)

James Robert Noblin (State Bar No. 114442)

GREEN & NOBLIN, P.C.

2200 Larkspur Landing Circle, Suite 101

Larkspur, CA 94939

Telephone: (415) 477-6700

Facsimile: (415) 477-6710

Email: gnecf@classcounsel.com

Attorneys for Plaintiffs

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

MAX FEDERMAN, on Behalf of Himself	Case No.:
and All Others Similarly Situated,
CLASS ACTION
Plaintiff,
CLASS ACTION COMPLAINT FOR
vs.	VIOLATIONS OF THE FEDERAL
SECURITIES LAWS

ROCKET FUEL INC., E. RANDOLPH	JURY TRIAL DEMANDED
WOOTTON III, MONTE ZWEBEN,
RICHARD A. FRANKEL, SUSAN L.
BOSTROM, RONALD E. F. CODD,
WILLIAM W. ERICSON, CLARK M.
KOKICH, and JOHN J. LEWIS,
Defendants.

Plaintiff Max Federman (“Plaintiff”), by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action is brought as a class action by Plaintiff on behalf of himself and the other public holders of the common stock of Rocket Fuel Inc. (“Rocket Fuel” or the “Company”) against Rocket Fuel and the members of the Company’s board of directors

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

(collectively, the “Board” or “Individual Defendants”) for their violations of Sections 14(e), 14(d)(4), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(e), 78n(d)(4), 78t(a), and SEC Rule 14d-9, 17 C.F.R. 240.14d-9, in connection with the tender offer (“Tender Offer”) by Sizmek Inc. (“Sizmek”), an affiliate of Vector Capital IV, L.P. (“Vector”) to purchase all of the issued and outstanding shares of Rocket Fuel common stock for $2.60 per share (the “Offer Price”).

2. On August 2, 2017, defendants filed a materially incomplete and misleading Schedule 14D9 Solicitation/Recommendation Statement (the “Recommendation Statement”) with the U.S. Securities and Exchange Commission (“SEC”). In particular, the Recommendation Statement contains materially incomplete and misleading information concerning Rocket Fuel’s financial projections, the valuation analyses performed by the Company’s financial advisor, Needham & Company, LLC (“Needham”), and Company insiders’ potential conflicts of interest.

3. The Tender Offer is scheduled to expire on August 29, 2017 (the “Expiration Date”). It is imperative that the material information that has been omitted from the Recommendation Statement is disclosed to the Company’s stockholders prior to the forthcoming Expiration Date so they can properly determine whether to tender their shares.

4. For these reasons, and as set forth in detail herein, Plaintiff seeks to enjoin defendants from closing the Tender Offer or taking any steps to consummate the proposed merger, unless and until the material information discussed below is disclosed to Rocket Fuel stockholders or, in the event the proposed merger is consummated, to recover damages resulting from the defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

5. This Court has jurisdiction over the claims asserted herein for violations of Sections 14(d)(4), 14(e) and 20(a) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and 28 U.S.C. §1331 (federal question jurisdiction).

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations in this District, or is an individual who has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper in this District pursuant to 28 U.S.C. § 1391 because Plaintiff’s claims arose in this District, where a substantial portion of the actionable conduct took place, where most of the documents are electronically stored, and where the evidence exists. Rocket Fuel is incorporated in Delaware and is headquartered in this District. Moreover, each of the Individual Defendants, as Company officers or directors, either resides in this District or has extensive contacts within this District.

THE PARTIES

8. Plaintiff is, and has been at all times relevant hereto, a continuous stockholder of Rocket Fuel.

9. The Company operates two related businesses. The first, which is referred to as “Media Services,” involves Rocket Fuel offering its Predictive Marketing Platform as a managed service that is operated on behalf of customers. The second, which is referred to as “Platform Solutions,” is a technology solution that Rocket Fuel’s customers acquire and operate themselves, or acquire and utilize along with support services from Rocket Fuel. The Company’s common stock trades on the NASDAQ under the ticker symbol “FUEL”.

10. Defendant E. Randolph Wootton III (“Wootton”) has been Chief Executive Officer (“CEO”) and a director of the Company since November 2015.

11. Defendant Monte Zweben (“Zweben”) has been Chairman of the Board since March 2016 and previously served as Executive Chairman of the Board from November 2015 to March 2016 and as interim CEO of the Company from March 2015 to November 2015. Defendant Zweben has been a director of the Company since March 2010.

12. Defendant Richard A. Frankel (“Frankel”) has been a director of the Company since March 2008. Defendant Frankel previously served as Executive Vice President of the

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

Company from October 2015 to July 2016, as President of the Company from May 2008 to October 2015, and as Chief Financial Officer of the Company from March 2008 to February 2009. Defendant Frankel is also a co-founder of the Company.

13. Defendant Susan L. Bostrom (“Bostrom”) has been a director of the Company since February 2013.

14. Defendant Ronald E. F. Codd (“Codd”) has been a director of the Company since February 2012.

15. Defendant William W. Ericson (“Ericson”) has been a director of the Company since May 2008.

16. Defendant Clark M. Kokich (“Kokich”) has been a director of the Company since April 2011.

17. Defendant John J. Lewis (“Lewis”) has been a director of the Company since January 2016.

18. Defendants Wootton, Zweben, Frankel, Bostrom, Codd, Ericson, Kokich and Lewis are collectively referred to herein as the “Board” or the “Individual Defendants.”

CLASS ACTION ALLEGATIONS

19. Plaintiff brings this action as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of all persons and entities that own Rocket Fuel common stock (the “Class”). Excluded from the Class are defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which defendants have or had a controlling interest.

20. Plaintiff’s claims are properly maintainable as a class action under Rule 23 of the Federal Rules of Civil Procedure.

21. The Class is so numerous that joinder of all members is impracticable. As of July 14, 2017, there were approximately 46,969,168 shares of Rocket Fuel common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

22. Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm Plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

23. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

24. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of the individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

25. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Company Background

26. Rocket Fuel is a predictive marketing software company that uses artificial intelligence to empower agencies and marketers to anticipate people’s need for products and services. The Company’s core service offerings are organized around two platforms: Demand Side Platform (“DSP”) and Data Management Platform (“DMP”), which can be used independently, together, or can be integrated with a customer’s other customer relationship management or marketing platforms.

27. Since acquiring X Plus Two Solutions, Inc. in September 2014, Rocket Fuel has worked to join its DSP and DMP into a combined platform that has allowed the Company to introduce its Predictive Marketing Platform. Rocket Fuel offers its Predictive Marketing

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

Platform as a managed service, which it operates on behalf of its customers (“Media Services”) and as a technology solution its customers acquire and operate themselves, or acquire and obtain supporting services from the Company (“Platform Solutions”). Media Services and Platform Solutions are Rocket Fuel’s two main businesses.

28. Rocket Fuel interacts with customers primarily through advertising agencies acting on their behalf. The Company also makes its self-service platform available to agency holding companies, which in turn use Rocket Fuel’s platform to service operating advertising agencies affiliated with the holding company, and to independent agencies.

29. On May 9, 2017, the Company issued a press release wherein it reported its financial results for the first quarter ended March 31, 2017. The Company reported that Platform Solutions revenue grew significantly year-on-year, representing 29% of total revenue in the first quarter versus 16% in last year’s first quarter. Media Services revenue represented 71% and 84% of total revenue in the first quarter 2017 and the first quarter 2016, respectively. With respect to the financial results, defendant Wootton commented:

Rocket Fuel’s first quarter was highlighted by 70% year over year spend growth in Platform Solutions. Our Platform business represented a record 32% of the quarter’s total spend, evidence of the progress we are making transitioning Rocket Fuel towards a platform-oriented software model. While we expect our Media Services business to continue to contract in the near term, we are encouraged by the growth in both adoption, and spend, from our platform services business[.]

Additionally, Stephen Snyder (“Snyder”), Chief Financial Officer of the Company, commented:

We believe total spend is a valuable new metric for investors as we transform to selling both technology and services versus selling solely a managed service[.] Our sharp focus on expenses and operational efficiency enabled us to deliver first quarter adjusted EBITDA results that were at the high end of our guidance range and flat with last year, despite a 7% decline in spend year over year. We believe we are making the right long-term decisions that will position Rocket Fuel for profitable growth over time.

30. On July 17, 2017, the Board caused the Company to enter into the Merger Agreement. To the detriment of the Rocket Fuel’s stockholders, the terms of the Merger Agreement substantially favor the defendants and are calculated to unreasonably dissuade potential suitors from making competing offers.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

31. For example, the Individual Defendants have all but ensured that another entity will not emerge with a competing proposal by agreeing to a “no solicitation” provision in the Merger Agreement that prohibits the Individual Defendants from soliciting alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals.

32. In addition, the Company must promptly advise Sizmek of any proposals or inquiries received from other parties.

33. Moreover, the Merger Agreement contains a highly restrictive “fiduciary out” provision permitting the Board to change its recommendation of the Proposed Transaction under extremely limited circumstances, and grants Sizmek a “matching right” with respect to any “Superior Proposal” made to the Company.

34. Further locking up control of the Company in favor of Sizmek, the Merger Agreement provides for a “termination fee” of $4.1 million payable by the Company to Sizmek if the Individual Defendants cause the Company to terminate the Merger Agreement.

35. By agreeing to all of these deal protection devices, the Individual Defendants have locked up the Proposed Transaction and have precluded other bidders from making successful competing offers for the Company.

The Sale Process

36. In late November 2016, the Board decided to explore a sale of Media Services.

37. In December 2016 and January 2017, Needham contacted 69 potential strategic acquirers (not including Sizmek) and two private equity firms (not including Vector) concerning their interest in a possible acquisition of Media Services.

38. On December 2, 2016, defendant Wootton met with Vector, and Vector expressed interest in acquiring the Company. Defendant Wootton informed Vector that Rocket Fuel was currently pursuing its standalone strategy.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

39. On February 17, 2017, the Company received two indications of interest. A company referred to in the Recommendation Statement as “Party A” proposed to acquire Media Services for $80 to $85 million. Sizmek, as an affiliate of Vector, proposed to acquire all of Rocket Fuel for $3.40 per share.

40. On February 21, 2017, a company referred to in the Recommendation Statement as “Party B” submitted an indication of interest to acquire a majority stake in Media Services. Party B’s proposal ascribed an enterprise value of $130 to $150 million to Media Services in a multi-step transaction.

41. From February through April 2017, Needham contacted 24 potential strategic acquirers (not including Sizmek) and 13 private equity firms (not including Vector) concerning their interest in a possible acquisition of the Company.

42. On March 30, 2017, Party A submitted a revised indication of interest to acquire Media Services for $40 million. Party A also proposed making a $40 million investment in Rocket Fuel following the sale of Media Services.

43. Throughout April 2017, Rocket Fuel received multiple revised indications of interest from Party B to acquire Media Services for $80 million at closing and up to $60 million to be payable in the future, an indication of interest from a private equity firm referred to in the Recommendation Statement as “Party C,” and an indication of interest from a company referred to in the Recommendation Statement as “Party D.” Party C proposed to acquire all of Rocket Fuel for $2.00 to $2.25 per share, or in the alternative, to acquire Platform Solutions for $65 million to $75 million. Party D proposed to acquire Media Services with a $100 million promissory note and making a $50 million investment in the Company six months following the sale of Media Services.

44. On April 24, 2017, Sizmek submitted a revised indication of interest to acquire all of Rocket Fuel for $4.00 to $5.25 per share and requested an exclusivity period.

45. On April 28, 2017, Party C submitted a revised indication of interest to acquire the Company for $4.60 to $4.90 per share, but withdrew its proposal on May 18, 2017.

CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

46. On June 2, 2017, Party B and Sizmek submitted further revised indications of interest. Party B proposed to acquire Media Services for $80 million at closing and up to $60 million to be payable in the future. Sizmek proposed to acquire all of the Company for $3.50 to $4.00 per share.

47. On June 6, 2017, Sizmek and Rocket Fuel entered into an exclusivity agreement with the goal of Sizmek working toward a price of $4.00 per share, which goal was ultimately not met.

48. On June 27, 2017, Sizmek submitted a revised indication of interest to acquire the Company for $2.50 per share and, at the end of the day, the exclusivity agreement expired.

49. Following negotiations, Sizmek agreed to a proposal of $2.60 per share and Rocket Fuel would conduct a 30-day “go-shop.”

50. On July 17, 2017, Needham rendered its fairness opinion and the Board approved the Merger Agreement. Rocket Fuel and Sizmek subsequently executed the Merger Agreement.

Insiders’ Interests in the Proposed Transaction

51. Rocket Fuel and Sizmek insiders are the primary beneficiaries of the Proposed Transaction, not the Company’s public stockholders. The Board and the Company’s executive officers are conflicted because they will have secured unique benefits for themselves from the Proposed Transaction not available to Plaintiff and the public stockholders of Rocket Fuel.

52. Rocket Fuel insiders stand to reap additional substantial financial benefits for securing the deal with Sizmek. For example, 25% of outstanding unvested Company options and restricted stock units (“RSUs”) will become fully vested and converted into the right to receive cash payments. The following tables set forth the consideration the Company’s executive officers stand to receive in connection with accelerated vesting of their unvested equity-based awards:

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

Name	Number of Unvested Rocket Fuel Options	Value of Unvested Rocket Fuel Options (2)
Executive Officers
E. Randolph Wootton III**	$230,000	$66,700
Stephen Snyder	$380,000	$296,400
David Gosen	$147,917	$35,604
Richard Pittenger	$62,500	$18,125
Richard Song	$0	$0

Name	Number of Outstanding Rocket Fuel RSUs		Value of Outstanding Rocket Fuel RSUs (1)
Executive Officers
E. Randolph Wootton III**	298,125	(2)	$775,125	(2)
Stephen Snyder	0		$0
David Gosen	0		$0
Richard Pittenger	0		$0
Richard Song	24,375		$63,375

53. Moreover, if they are terminated in connection with the Proposed Transaction, Rocket Fuel’s named executive officers stand to receive substantial cash severance payments, as set forth in the following table:

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
E. Randolph Wootton III	950,000	841,825	24,478	1,816,303
Richard Song	691,665	63,375	24,478	779,518
JoAnn Covington*	—	—	—	—
Richard Frankel	172,500	85,288	25,067	282,855
Rex Jackson*	—	—	—	—

54. In addition, Rocket Fuel’s Chief Financial Officer Stephen Snyder is eligible to receive an $81,250 “retention bonus” subject to his continued employment, to be paid in two equal installments at the same time payments are made under Rocket Fuel’s corporate bonus program, which is currently expected to be paid in August 2017 and March 2018. Executives David Gosen (“Gosen”) and Richard Pittenger (“Pittenger”) are similarly expected to receive incremental incentive bonuses of £80,715 and $150,000, respectively, in two installments equal to 25% and 75% of the total amount at the same time payments are made under Rocket Fuel’s corporate bonus program.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

The Recommendation Statement Contains Material Misstatements or Omissions

55. On August 2, 2017, the Company filed the Recommendation Statement with the SEC. The Recommendation Statement has been disseminated to the Company’s stockholders in order to convince Rocket Fuel stockholders to tender their shares in the Tender Offer. The Individual Defendants were obligated to carefully review the Recommendation Statement before it was filed with the SEC and disseminated to the Company’s stockholders to ensure that it did not contain any material misrepresentations or omissions. However, the Recommendation Statement misrepresents and/or omits material information that is necessary for the Company’s stockholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(e), 14(d)(4), and 20(a) of the Exchange Act.

56. First, the Recommendation Statement fails to provide material information concerning the Company’s financial projections. For example, the Recommendation statement fails to disclose the projected free cash flow for each set of Company forecasts. Rocket Fuel discloses the unlevered free cash flow projections for the “Management Forecasts,” but fails to provide the unlevered free cash flows for the other five sets of projections prepared by Rocket Fuel management.

57. Further, the Recommendation Statement provides projections for non-GAAP (generally accepted accounting principles) metrics, including, among others, Adjusted EBITDA, but fails to provide line item projections for the metrics used to calculate these non-GAAP measures or otherwise reconcile the non-GAAP projections to the most comparable GAAP measures. The Recommendation Statement provides several iterations of various financial forecasts but only one non-GAAP reconciliation table for the Management Forecasts. The Recommendation Statement is inconsistent in that it fails to provide a non-GAAP reconciliation for each set of projections, all of which include non-GAAP financial measures.

58. When a company discloses non-GAAP financial measures in a Recommendation Statement, the Company must also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method), of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

59. At the very least, the Company must disclose the line item projections for the financial metrics that were used to calculate the non-GAAP measure Adjusted EBITDA (i.e., operating loss plus: capital leases, restructuring costs, stock compensation, and depreciation and amortization). Such projections are necessary to make the non-GAAP Adjusted EBITDA projections included in the Recommendation Statement not misleading.

60. The omission of this information renders the statements in the “Financial Forecasts” section of the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act.

61. Second, the Recommendation Statement omits material information concerning the data and inputs underlying the financial valuation analyses that support Needham’s fairness opinion.

62. With respect to Needham’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) the inputs and assumptions underlying the extremely wide discount rate range of 17.0% to 27.0%; (ii) the implied perpetuity growth rates resulting from the analysis; (iii) the estimated terminal values used for the revenue multiple calculation; (iv) the estimated terminal values used for the EBITDA multiple calculation; and (v) Rocket Fuel’s cash and debt, in each case as of June 30, 2017.

63. With respect to Needham’s Selected Companies Analysis and Selected Transactions Analysis, the Recommendation Statement fails to disclose the individual multiples and financial metrics for each of the companies and transactions observed by Needham in these analyses. A fair summary of such analyses requires the disclosure of the individual multiples for each company utilized. As Needham failed to select and apply multiples to the Proposed Transaction, the individual multiples are critical for Rocket Fuel stockholders to assess the Proposed Transaction.

64. With respect to Needham’s Present Value of Illustrative Projected Stock Prices Analyses, the Recommendation Statement also fails to disclose the following key components

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

used in the analysis: (i) the inputs and assumptions underlying the calculation of the discount rate of 22.8%%; (ii) the inputs and assumption underlying the selection of the illustrative multiples for the revenue multiple case; (iii) the inputs and assumption underlying the selection of the illustrative multiples for the EBITDA multiple case; and (iv) the net cash values at the end of the respective calendar years 2018, 2019 and 2020 used in the analyses.

65. With respect to Needham’s Premiums Paid Analysis, the Recommendation Statement fails to disclose the 19 individual premiums used to prepare the comparative analysis.

66. When a banker’s endorsement of the fairness of a transaction is touted to stockholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

67. The omission of this information renders the statements in the “Opinion of Needham & Company, LLC” section of the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act.

68. Third, the Recommendation Statement materially misleads stockholders as to the potential conflicts of interest faced by Rocket Fuel management and the Board.

69. Although the Recommendation Statement states that none of Rocket Fuel’s executives have “reached an understanding on potential employment” or “entered into any definitive agreements or arrangements regarding employment” (Recommendation Statement at 21), the Recommendation Statement fails to disclose whether any of Sizmek’s prior proposals or indications of interest mentioned management retention.

70. The Recommendation Statement also fails to disclose any information with respect to the negotiation of the $81,250 retention bonus the Company agreed to pay Snyder and the incremental incentive bonuses of £80,715 and $150,000 the Company agreed to pay Gosen and Pittenger, respectively.

71. Communications regarding post-transaction employment and merger-related benefits during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

72. The omission of this information renders the statements in the “Arrangements with Current Executive Officers and Directors of Rocket Fuel” and “Background and Reasons for the Rocket Fuel Board’s Recommendation” sections of the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act.

CLAIMS FOR RELIEF

COUNT I

Class Claims Against All Defendants for Violations of Section 14(e) of the Exchange Act

73. Plaintiff repeats all previous allegations as if set forth in full.

74. Defendants violated Section 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, or engaged in deceptive or manipulative acts or practices, in connection with the Tender Offer.

75. Defendants knew that Plaintiff would rely upon their statements in the Recommendation Statement in determining whether to tender his shares pursuant to the Tender Offer.

76. As a direct and proximate result of these defendants’ unlawful course of conduct in violation of Section 14(e) of the Exchange Act, absent injunctive relief from the Court, Plaintiff has sustained and will continue to sustain irreparable injury by being denied the opportunity to make an informed decision in deciding whether or not to tender his shares.

COUNT II

Class Claims Against All Defendants for Violations of Section 14(d) of the Exchange Act

And SEC Rule 14d-9

77. Plaintiff repeats all previous allegations as if set forth in full.

78. Defendants have caused the Recommendation Statement to be issued with the intention of soliciting Rocket Fuel stockholders to tender their shares in the Tender Offer.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

79. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

80. The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which omission renders the Recommendation Statement false and/or misleading.

81. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

82. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, who will be deprived of their right to make an informed decision whether to tender their shares if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that defendants’ actions threaten to inflict.

COUNT III

Class Claims Against the Individual Defendants for Violation of Section 20(a) of the Exchange Act

83. Plaintiff repeats all previous allegations as if set forth in full.

84. The Individual Defendants acted as controlling persons of Rocket Fuel within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers or directors of Rocket Fuel and participation in or awareness of the Company’s operations or intimate knowledge of the false statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleading.

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

85. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement and other statements alleged by Plaintiff to be misleading prior to or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

86. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations as alleged herein, and exercised the same. The Recommendation Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were, thus, directly involved in the making of this document.

87. In addition, as the Recommendation Statement sets forth at length, and as described herein, the Individual Defendants were each involved in negotiating, reviewing, and approving the Proposed Transaction. The Recommendation Statement purports to describe the various issues and information that they reviewed and considered — descriptions which had input from the Individual Defendants.

88. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

89. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor on behalf of Rocket Fuel, and against defendants, as follows:

A. Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative and Plaintiff’s counsel as Class counsel;

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

C. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages to Plaintiff and the Class;

D. Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all claims and issues so triable.

DATED: August 11, 2017	GREEN & NOBLIN, P.C.

	By:	/s/ Robert S. Green
Robert S. Green

James Robert Noblin 2200 Larkspur Landing Circle, Suite 101
Larkspur, CA 94939 Telephone: (415) 477-6700
Facsimile: (415) 477-6710

Attorneys for Plaintiff and the Proposed Class

CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

CERTIFICATION PURSUANT TO FEDERAL SECURITIES LAWS

The undersigned certifies as follows:

1. I have reviewed the complaint in this matter against Rocket Fuel Inc. (“Rocket Fuel”) and others and authorized the filing thereof.

2. I did not purchase the security that is the subject of this action at the direction of counsel or in order to participate in any private action.

3. I am willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. My transactions in Rocket Fuel securities that are the subject of the complaint during the class period specified in the complaint are set forth in the chart attached hereto.

5. I have not sought to serve or served as a class representative under the federal securities laws in the last three years, other than as listed below (if any):

6. I will not accept any payment for serving as a representative party beyond the undersigned’s pro rata share of any recovery, except as ordered or approved by the court, including any award for reasonable costs and expenses (including lost wages) directly relating to the representation of the class.

I hereby certify, under penalty of perjury, that the foregoing is true and correct.

Dated: August , 2017
Max Federman

Transaction (Purchase or Sale)	Trade Date	Quantity	Price per Share
Purchase	April 23, 2014	50 Shares	$37.40